Exhibit 99.1
FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contacts:
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
VALOPICITABINE DEVELOPMENT PROGRAM PLACED ON CLINICAL HOLD
IN THE UNITED STATES
Cambridge, MA, July 13, 2007 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX) today announced that after discussions with the United States Food and Drug Administration (FDA) the development program of valopicitabine (NM283) for the treatment of hepatitis C has been placed on clinical hold in the United States based on the overall risk/benefit profile observed to date in clinical testing.
“We are disappointed with the FDA’s perspective on the program and are working with Novartis to evaluate our options for valopicitabine,” said Jean-Pierre Sommadossi, Ph.D., chairman and chief executive officer of Idenix. “We remain committed to building a leading antiviral franchise and will continue to focus on ensuring a successful launch of Tyzeka®/Sebivo® and on advancing our pipeline. We have a novel non-nucleoside reverse transcriptase inhibitor being evaluated in phase I clinical testing for the treatment of HIV. Additionally, we have a comprehensive HCV discovery effort, which includes a second-generation nucleoside polymerase inhibitor that is being evaluated in IND-enabling preclinical testing and novel HCV non-nucleoside polymerase inhibitor and HCV protease inhibitor programs.”
As of June 30, 2007, Idenix had approximately $160 million of cash, cash equivalents and marketable securities.
“Over the next few weeks, we will be taking a critical look at our expenses with the goal of investing in programs that we believe will create shareholder value,” said Ronald Renaud, chief financial officer of Idenix. “Our balance sheet is strong and we believe that we have enough cash to fund early clinical development of the pipeline.”
Conference Call Information
Idenix will hold a conference call today at 8:00 a.m. EDT. To access the call please dial (800) 774-5358 U.S./Canada or (706) 758-9475 International and enter passcode 7177935 or to listen to a live webcast of the call, go to “Calendar of Events” in the Idenix Investor Center at www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection. A replay of the conference call and webcast will be available until July 30, 2007. To access the replay, please dial (800) 642-1687 U.S./Canada or (706) 645-9291 International and enter the passcode 7177935.
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and HIV. For further information about Idenix, please refer to www.idenix.com.
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Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “remain committed,” “will,” “pipeline,” “guidance,” “goal,” “believe,” or similar expressions, or by expressed and or implied statements with respect to the Idenix clinical development program in hepatitis C or HIV, or any other potential pipeline candidates, and the potential impact of the valopicitabine clinical hold on the net sales, operating income and net income results for Idenix. Such forward-looking statements reflect the current views of Idenix regarding future events and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantee that any of Idenix’s potential pipeline candidates will be approved for sale in any market. Neither can there be any guarantees that Idenix will achieve any particular levels of net sales, operating income or net income. In particular, management’s expectations could be affected by unexpected regulatory actions or delays; unexpected results of clinical trials, including additional data relating to the ongoing or future clinical trials evaluating its product candidates; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the company’s dependence on its collaboration with Novartis Pharma AG; the ability of the company to attract and retain qualified personnel; competition in general; the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries and the company’s ability to accurately assess the market. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2006 and filed with the Securities and Exchange Commission, the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.
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